Exhibit 21(a)
VISTRA ENERGY CORP.
SUBSIDIARY HIERARCHY
Effective February 1, 2018

Jurisdiction
Vistra Energy Corp.	DE
Vistra Intermediate Company LLC	DE
Vistra Operations Company LLC	DE
Vistra Corporate Services Company	TX
Vistra Finance Corp.	DE
Vistra EP Properties Company	TX
Luminant Energy Company LLC	TX
Luminant ET Services Company LLC	TX
Luminant Energy Trading California Company	TX
Vistra Asset Company LLC	DE
Generation SVC Company	TX
Sandow Power Company LLC	TX
Luminant Generation Company LLC	TX
Oak Grove Management Company LLC	DE
Big Brown Power Company LLC	TX
La Frontera Holdings, LLC	DE
Forney Pipeline, LLC	DE
Luminant Mining Company LLC	TX
TXU Retail Services Company	DE
NCA Resources Development Company LLC	TX
Upton County Solar 2, LLC	DE
Vistra Preferred Inc. (a)	DE
Value Based Brands LLC	TX
TXU Energy Retail Company LLC	TX
Brighten Energy LLC	DE
Comanche Peak Power Company LLC	DE
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(a)	100% common stock held by Vistra Asset Company LLC. Preferred stock held by outside investors.